Exhibit 99.02

EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$1,597	$1,676	$1,649	$1,658	$6,580
Less: CASPI restructured, divested, and consolidated product lines (1)	174	193	74	--	441
Sales revenue - continuing product lines	$1,423	$1,483	$1,575	$1,658	$6,139

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2003	2003	2003	2003	2003

Sales Revenue	$1,441	$1,481	$1,444	$1,434	$5,800
Less: CASPI restructured, divested, and consolidated product lines (1)	174	190	185	170	719
Sales revenue - continuing product lines	$1,267	$1,291	$1,259	$1,264	$5,081

TABLE 4b- EASTMAN DIVISION DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

External Sales Revenue	$886	$943	$892	$824	$3,545
Less: CASPI divested/consolidated product lines (1)	174	193	74	--	441
External Sales revenue - continuing product lines	$712	$750	$818	$824	$3,104

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2003	2003	2003	2003	2003

External Sales Revenue	$852	$865	$818	$805	$3,340
Less: CASPI divested/consolidated product lines (1)	174	190	185	170	719
External Sales revenue - continuing product lines	$678	$675	$633	$635	$2,621

(1) These businesses and product lines include acrylate ester monomers, composites (unsaturated polyester resins), inks and graphic arts raw materials, liquid resins, powder resins and textile chemicals divested on July 31, 2004 as well as other restructuring, divestiture and consolidation activities that the Company has completed related to these businesses and product lines.

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